                                                                   EXHIBIT 10.32



                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                              UMC TEN BROECK, INC.
                                      BUYER

                                       AND

                                PREMIERCARE, LLC
                                     SELLER


                                       AND

                                     IEXALT
                                     PARENT

                            DATED: NOVEMBER 30, 2001








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

                                             TABLE OF CONTENTS

                                                                                                            PAGE
                                                                                                            ----
ARTICLE 1 - TRANSFER OF PURCHASED ASSETS AND RELATED MATTERS.................................................  1
     1.1    Purchased Assets.................................................................................  1
     1.2    Excluded Assets..................................................................................  2
     1.3    Assignment of Contracts..........................................................................  3
     1.4    Passage of Title and Risk of Loss................................................................  3

ARTICLE 2 - ASSUMPTION OF CERTAIN LIABILITIES................................................................  3
     2.1    Assumed Obligations..............................................................................  3
     2.2    Excluded Obligations.............................................................................  4

ARTICLE 3 - PURCHASE PRICE...................................................................................  5
     3.1    Purchase Price...................................................................................  5

ARTICLE 4 - CLOSING..........................................................................................  5
     4.1    Closing Date.....................................................................................  5
     4.2    Simultaneous Actions.............................................................................  5
     4.3    Deliveries by Seller and Parent..................................................................  6
     4.4    Deliveries by Buyer..............................................................................  7

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT..............................................  7
     5.1    Organizational Matters...........................................................................  7
     5.2    Authority........................................................................................  8
     5.3    Noncontravention.................................................................................  8
     5.4    Financial Statements.............................................................................  8
     5.5    Absence of Undisclosed Liabilities...............................................................  9
     5.6    Absence of Changes...............................................................................  9
     5.7    Title to Assets.................................................................................. 10
     5.8    Real Property - Leased........................................................................... 11
     5.9    Personal Property - Owned........................................................................ 12
     5.10   Personal Property - Leased....................................................................... 12
     5.11   Agreements....................................................................................... 12
     5.12   Litigation....................................................................................... 14
     5.13   Compliance; Governmental Authorization........................................................... 14
     5.14   Labor Relations; Employees....................................................................... 15
     5.15   Employee Benefit Plans........................................................................... 15
     5.16   Related Party Transactions....................................................................... 16
     5.17   Customers........................................................................................ 17
     5.18   Market Information............................................................................... 17


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     5.19   Intellectual Property............................................................................ 17
     5.20   Insurance........................................................................................ 17
     5.21   Inventories...................................................................................... 17
     5.22   Tax Matters...................................................................................... 18
     5.23   Brokers.......................................................................................... 18
     5.24   Disclosure....................................................................................... 19

ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF BUYER.......................................................... 19
     6.1    Organizational Matters........................................................................... 19
     6.2    Authority........................................................................................ 19
     6.3    Noncontravention................................................................................. 19
     6.4    Brokers.......................................................................................... 20

ARTICLE 7 - COVENANTS OF SELLER AND PARENT................................................................... 20
     7.1    Conduct of Business Until Closing Date........................................................... 20
     7.2    Access to Properties and Records................................................................. 22
     7.3    Advice of Changes................................................................................ 22
     7.4    Conduct.......................................................................................... 22
     7.5    Approvals........................................................................................ 22
     7.6    Further Assurances............................................................................... 22
     7.7    Post Closing Accounts Payable.................................................................... 23
     7.8    Noncompetition................................................................................... 23
     7.9    Donald Sapaugh................................................................................... 23

ARTICLE 8 - COVENANTS OF BUYER............................................................................... 23
     8.1    Confidentiality; Return of Documents............................................................. 23
     8.2    Access to Records................................................................................ 23
     8.3    Employer......................................................................................... 23

ARTICLE 9 - CONDITIONS TO OBLIGATIONS OF BUYER............................................................... 24
     9.1    Authorization.................................................................................... 24
     9.2    Accuracy of Representations and Warranties....................................................... 24
     9.3    Performance of Agreements........................................................................ 24
     9.4    Legislation...................................................................................... 24
     9.5    Satisfactory Due Diligence. ..................................................................... 24

ARTICLE 10 - CONDITIONS TO OBLIGATIONS OF SELLER............................................................. 25
     10.1   Authorization.................................................................................... 25
     10.2   Accuracy of Representations and Warranties....................................................... 25
     10.3   Performance of Agreements........................................................................ 25
     10.4   Legislation...................................................................................... 25

ARTICLE 11 - TERMINATION..................................................................................... 26


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     11.1   Termination...................................................................................... 26
     11.2   Effect........................................................................................... 26

ARTICLE 12 - INDEMNIFICATION................................................................................. 26
     12.1   Survival......................................................................................... 26
     12.2   Indemnification.................................................................................. 26
     12.3   Third Party Claims............................................................................... 28
     12.4   Remedies Cumulative.............................................................................. 29
     12.5   Recoveries....................................................................................... 29
     12.6   Characterization................................................................................. 30

ARTICLE 13 - MISCELLANEOUS................................................................................... 30
     13.1   Expenses; Transfer Taxes......................................................................... 30
     13.2   Parties in Interest.............................................................................. 30
     13.3   Entire Agreement; Amendments..................................................................... 30
     13.4   Headings......................................................................................... 30
     13.5   Notices.......................................................................................... 30
     13.6   Publicity........................................................................................ 31
     13.7   Counterparts..................................................................................... 31
     13.8   Governing Law.................................................................................... 31
     13.9   Gender........................................................................................... 31
     13.10  Waivers.......................................................................................... 31
     13.11  Defined Terms.................................................................................... 32
     13.12  Time............................................................................................. 32
     13.13  Construction..................................................................................... 32
     13.14  Attorneys Fees................................................................................... 32



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
                                                   DEFINITIONS
                                                                                                SECTION
                                                                                                -------
"Assumed Obligations" ........................................................................... 2.1
"Balance Sheet Date" ............................................................................ 5.4
"Buyer" ......................................................................................... Introduction
"Cash Purchase Price" ........................................................................... 3.1
"Closing" ....................................................................................... 4.1
"Closing Date" .................................................................................. 4.1
"COBRA" ......................................................................................... 5.15(f)
"Code" .......................................................................................... 5.15(b)
"Deferred Purchase Price" ....................................................................... 3.1
"EBITDA" ........................................................................................ 3.1
"Encumbrances" .................................................................................. 5.7(a)
"ERISA".......................................................................................... 5.16(a)
"Excluded Assets" ............................................................................... 1.2
"Excluded Obligations" .......................................................................... 2.2
"Financial Statements" .......................................................................... 5.4
"Hazardous Substance" ........................................................................... 5.13(d)
"Indemnified Party" ............................................................................. 12.3
"Indemnifying Party" ............................................................................ 12.3
"Intellectual Property" ......................................................................... 1.1(f)
"Plans"  ........................................................................................ 5.15(a)
"Purchased Assets" .............................................................................. 1.1
"Returns" ....................................................................................... 5.22(a)
"Seller" ........................................................................................ Introduction
"Special Survival Date" ......................................................................... 12.1
"Survival Date" ................................................................................. 12.1
"Taxes" ......................................................................................... 5.22


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                                INDEX TO EXHIBITS

SECTION AND EXHIBIT                         DESCRIPTION
-------------------                         -----------
4.3(b)                                      Bill of Sale

4.3(c)                                      Opinion of Seller's Counsel

4.3(e)                                      Marketing Agreement

4.4(c)                                      Assumption Agreement

4.4(d)                                      Opinion of Buyer's Counsel

                                       INDEX TO SCHEDULES

SECTION AND SCHEDULE                        DESCRIPTION
--------------------                        -----------
1.1(a)                                      Service Contracts

1.1(d)                                      Leases, Orders

1.1(f)                                      Intellectual Property

1.1(j)                                      Governmental Licenses

1.1(k)                                      Securities or Stock

5.1                                         Organizational Matters

5.4                                         Financial Statements

5.5                                         Absence of Undisclosed Liabilities

5.6                                         Absence of Changes

5.7                                         Title to Assets

5.8                                         Real Property - Leased

5.9                                         Personal Property - Owned

5.10                                        Personal Property - Leased

5.11                                        Agreements

5.12                                        Litigation

5.13                                        Governmental Licenses




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5.14                                        Labor Relations; Employees

5.15                                        Employee Benefit Plans

5.17                                        Customers & Suppliers

5.18                                        Market Information

5.19                                        Intellectual Property

5.20                                        Insurance

5.21                                        Inventories

5.22                                        Tax Matters




                                             7

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         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into as of
November 30, 2001 by and among UMC TEN BROECK, INC., a Florida corporation together with its assigns (the "Buyer"), PREMIERCARE, LLC, a Delaware limited liability company (the "Seller"), and iEXALT INC., a Nevada corporation (the "Parent").

         P R E L I M I N A R Y  S T A T E M E N T:

         A. Seller is engaged in the provision of clinical and other diagnostic psychological services (the "Services") under the trade name Rapha and PremierCare (such business being called the "Purchased Business").

         B.   Parent is the sole member of Seller.

         C. Seller desires to transfer, convey and assign to Buyer substantially all of the assets, properties and rights of Seller in and to the Purchased Business as a going concern, and Buyer desires to purchase and acquire substantially all of the assets, properties and rights of Seller in and to the Purchased Business as a going concern, in each case for the purchase price and otherwise upon the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth below, the parties agree as follows:


                                    ARTICLE 1
                TRANSFER OF PURCHASED ASSETS AND RELATED MATTERS

         1.1 PURCHASED ASSETS. On the terms and subject to the conditions of this Agreement, at the Closing (as defined in Article 4 hereof), Seller shall transfer, convey and assign to Buyer, and Buyer shall purchase and acquire from Seller, all of the assets, properties and rights of Seller relating to or used primarily or exclusively in the Purchased Business, wherever located, real, personal and mixed, tangible and intangible, as the same shall exist immediately prior to the Closing (except for those assets set forth in Section 1.2 hereof), including, but not limited to, the following:

              (a) all rights of Seller under all management agreements, service contracts and all other agreements and documents under with Seller is obligated to provide the Services including, without limitation, the management agreements, service contracts and other agreements listed on SCHEDULE 1.1(a) attached hereto and made a part hereof (hereinafter collectively referred to as the "Service Contracts");

              (b) all furniture, fixtures and other tangible personal property utilized in or otherwise pertaining to Purchased Business;


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              (c) all prepaid expenses, advances, escrows and deposits of
         Seller and the benefit of which will accrue to Buyer, except for those that specifically relate to Excluded Assets (as defined in Section 1.2) or Excluded Obligations (as defined in Section 2.2);

              (d) all rights of Seller under all licenses, real property leases, equipment leases, permits, commitments, purchase orders, sales orders and other agreements which are described on SCHEDULE 1.1(d) attached hereto;

              (e) all rights of Seller in and to insurance and indemnity claims relating to the Purchased Business, the Purchased Assets (as defined in Section 1.1) or the Assumed Obligations (as defined in
         Section 2.1);

              (f) all patents, patent applications, trade names, fictitious or assumed names, registered and unregistered service marks, service mark applications, registered and unregistered trademarks, trademark applications, copyrights and copyright applications (in both published and unpublished works), patterns, inventions, trade secrets, logos, slogans, software, process technology and formulae, license agreements, research and development projects and reports, market reports, product or customer surveys, and all other proprietary, technical and other information and intellectual property rights, whether patentable or unpatentable, including without limitation the trade name and service mark of "Rapha" (collectively, the "Intellectual Property"), and the goodwill associated therewith, utilized in or otherwise pertaining to the Purchased Business including, but not limited to, the Intellectual Property described on SCHEDULE 1.1(f) attached hereto;

              (g) all records and files, including, but not limited to, property records, purchasing and sales records, correspondence with suppliers and customers (both actual and prospective), personnel and payroll records, accounting records, mailing lists, customer and vendor lists and records, sales aids, and computer programs, records, files and related software;

              (h) all stationery, purchase orders, forms, invoices, labels, shipping material, catalogs, brochures, art work, photographs, advertising materials, merchandising and display materials, telephone and facsimile numbers, Internet web addresses, e-mail addresses and domain names;

              (i) to the extent transferable, all governmental licenses, permits, authorizations and approvals which are described on SCHEDULE 1.1(j) attached hereto; and

              (j) all shares of stock or other securities owned by Seller which elate to the Purchased Business, which are described on SCHEDULE 1.1(k) attached hereto.

         For convenience of reference, the assets, properties and rights to be transferred, conveyed and assigned to Buyer hereunder, exclusive of the Excluded Assets, are herein collectively referred to as the "Purchased Assets". Notwithstanding any other provision to this Agreement, Seller and


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Parent agree to transfer some or all of the Purchased Assets directly to one or more affiliates of Buyer, as requested by Buyer, on or before the Closing.

         1.2 EXCLUDED ASSETS. Anything contained in Section 1.1 hereof to the contrary notwithstanding, there are expressly excluded from the assets, properties and rights to be transferred, conveyed and assigned to Buyer hereunder the following:

              (a) the consideration delivered by Buyer to Seller pursuant to this Agreement;

              (b) all cash and cash equivalents of Seller on hand and in banks certificates of deposit, commercial paper and similar securities;

              (c) all accounts receivable and notes receivable of Seller including, without limitation, any accounts receivable and notes receivable owed to Seller from related parties; and

              (d) Seller's minute books and other company records having exclusively to do with the organization of Seller.

         For convenience of reference, the assets, properties and rights which are not to be transferred, conveyed and assigned to Buyer hereunder are herein collectively referred to as the "Excluded Assets".

         1.3 ASSIGNMENT OF CONTRACTS. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement or attempted agreement to transfer, sublease or assign any contract, license, lease, sales order, purchase order, commitment or other agreement or any claim or right or any benefit arising thereunder or resulting therefrom or any permit or operating authority if an attempted transfer, sublease or assignment thereof, without the consent of any other party thereto, would constitute a breach thereof or in any way adversely affect the rights of Buyer or Seller thereunder. Seller will use its best efforts to obtain the consent of such other party to the assignment or transfer thereof to Buyer in all cases in which such consent is required for assignment or transfer. If such consent is not obtained, Seller will cooperate with Buyer in any arrangements necessary or desirable to provide for Buyer the benefits thereunder, including, without limitation, enforcement for the benefit of Buyer of any and all rights of Seller against the other party thereto arising out of the cancellation by such other party or otherwise. Nothing contained in this Section 1.3 will affect the liability, if any, of Seller pursuant to this Agreement for failing to disclose the need for such consent or approval.

         1.4 PASSAGE OF TITLE AND RISK OF LOSS. Legal and equitable title and risk of loss with respect to the Purchased Assets will not pass to Buyer until such assets are transferred at the Closing.


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                                    ARTICLE 2
                        ASSUMPTION OF CERTAIN LIABILITIES


         2.1 ASSUMED OBLIGATIONS. At the Closing, Buyer will assume those liabilities and obligations of the Seller arising after the Closing under the Service Contracts as well as those real property leases, equipment leases, and other agreements, including management agreements, set forth on SCHEDULE 1.1(d), effectively assigned and transferred to Buyer pursuant to Section 1.1(d) hereof, to the extent such do not constitute any misrepresentation or breach of warranty by Seller. Additionally, Seller will include as a separate section of SCHEDULE 1.1(d), and Buyer will assume, (i) any liabilities and obligations of Seller existing at the Closing with respect to accrued holiday, vacation and severance pay relating to employees of Seller or the Purchased Business, and (ii) any account payable liabilities of Buyer incurred in the ordinary course of business; provided, Buyer will receive a dollar-for-dollar reduction in the Cash Purchase Price set forth in Article 3 for the amount of accrued holiday, vacation and severance pay and account payable liabilities assumed by Buyer. For convenience of reference, the liabilities and obligations being assumed by Buyer as stated above are herein collectively called the "Assumed Obligations".

         2.2  EXCLUDED OBLIGATIONS. Except as otherwise expressly provided in
Section 2.1 above, Buyer has not assumed and will not assume any liability or obligation of Seller or the Purchased Business not included in the Assumed Obligations, including, but not limited to, the following:

              (a) any liabilities and obligations of Seller for federal, state territorial, local and foreign taxes (including, without limitation, franchise, income, personal, real property, sales, use, unemployment, gross receipts, excise, payroll, withholding or other taxes);

              (b) any claims, demands, liabilities or obligations of any nature whatsoever which arose or were incurred at or before the Closing, or which are based on events occurring or conditions existing at or before the Closing, or which are based on services performed by Seller at or before the Closing, or which relate to goods or products of Seller shipped or delivered at or before the Closing or goods or products of Seller in transit prior to or at the Closing and delivered after the Closing, (1) notwithstanding that the claim, demand, liability or obligation arises or becomes manifest after the Closing and (2) regardless of whether or not set forth or otherwise disclosed on any Schedule attached hereto (whether or not required to be so set forth or disclosed);

              (c) any actions, suits, claims, investigations or legal, administrative or arbitration proceedings pending or threatened against Seller or the Purchased Business;

              (d) any liabilities and obligations of Seller for amounts owed to any third party, to any member of Seller including the Parent, or any person affiliated therewith, in such person's capacity as a member of Seller;

              (e) any liabilities or obligations for payments due or required to be made under any pension, retirement, savings or other compensation plan maintained by Seller or any other entity;


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              (f)  any liabilities and obligations of Seller under this
         Agreement or with respect to or arising out of the transactions contemplated hereby;

              (g) any liabilities and obligations relating to the Excluded Assets; and

              (h) any other liabilities and obligations of Seller not being specifically assumed by Buyer pursuant to Section 2.1 above.

         For convenience of reference, the liabilities and obligations of Seller not being assumed by Buyer as aforesaid are collectively referred to as the "Excluded Obligations". Seller and Parent, individually and collectively, shall take any and all actions which may be necessary to prevent any person, firm or governmental authority from having recourse against the Purchased Business, any of the Purchased Assets or against Buyer with respect to any Excluded Obligations and shall discharge all Excluded Obligations when they become due and payable.


                                    ARTICLE 3
                                 PURCHASE PRICE

         3.1 PURCHASE PRICE. The aggregate cash consideration (the "Cash Purchase Price") to be paid to Seller for the Purchased Assets shall be an amount equal to (a) One Million Dollars ($1,000,000) at Closing, PLUS, (b) a deferred payment equal to one-third (1/3) of any EBITDA generated by the Purchased Business in excess of Five Hundred Thousand Dollars ($500,000) annually for a period of two years following the Closing (the "Deferred Purchase Price"); provided, however, the Deferred Purchase Price shall not exceed either
(1) Seven Hundred Fifty Thousand Dollars ($750,000) on an annual basis or (2) One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate. All payments due to Seller pursuant to this Section 3.1 shall be made in immediately available funds in Unites States currency. The two Deferred Purchase Price payments shall be made to Seller within sixty (60) days after the first anniversary and the second anniversary of the Closing. As used herein, the term "EBITDA" means the net income of the Purchased Business for the two (2) twelve month periods following the Closing plus the sum of the following amounts for each such twelve-month period: (a) interest expense of the Purchased Business,
(b) taxes measured on the net income of the Purchased Business, and (c) depreciation and amortization expense of the Purchased Business, in each case as determined in accordance with generally accepted accounting principles consistently applied and as set forth in unaudited financial statements prepared by Buyer for each of the eight (8) quarterly periods following the Closing and delivered to Seller within forty-five (45) days after the end of each such twelve-month period. Notwithstanding the foregoing, the One Million Dollar ($1,000,000) portion of the Cash Purchase Price due at Closing shall be reduced on a dollar-for-dollar basis by the amount of accrued holiday, vacation and severance pay and account payable liabilities assumed by Buyer in Section 2.1 above, and shall be paid to Seller at Closing via wire transfer in accordance with the wiring instructions provided by Seller to Buyer prior to Closing.


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                                    ARTICLE 4
                                     CLOSING

         4.1 CLOSING DATE. The closing for the consummation of the transactions contemplated by this Agreement (the "Closing") will take place at such place, on such date and at such time as Buyer and Seller may mutually agree, but in no event later than November 30, 2001. The date on which the Closing actually occurs is called the "Closing Date".

         4.2 SIMULTANEOUS ACTIONS. All actions to be taken and all documents to be executed and delivered by the parties at the Closing will be deemed to have been taken and executed simultaneously and no actions will be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

         4.3 DELIVERIES BY SELLER AND PARENT. On or before the Closing Date, Seller and Parent, as applicable, will deliver to Buyer the following:

              (a) CLOSING CERTIFICATE. An accurate certificate, dated the Closing Date and which is required to be accurate only on the Closing Date, for each of Seller and Parent, satisfactory in form and substance to Buyer, certifying that:

              (1) the representations and warranties of Seller and Parent, as applicable, contained in this Agreement are true and accurate on and as of the Closing Date with the same force and effect as if made on the Closing Date;

              (2) Seller and Parent, as applicable, have performed and complied with all covenants, obligations and agreements to be performed or complied with by them on or before the Closing Date pursuant to this Agreement;

              (3) attached thereto are true and complete copies of resolutions adopted by Seller's and Parent's governing bodies (e.g. managers or boards of directors) and owners (e.g. members) approving this Agreement and the transactions contemplated hereby;

              (4) the incumbency and specimen signature of each officer, member or manager of Seller and Parent executing this Agreement and any other document to be executed by Seller and Parent are as set forth in such certificate; and

              (5) Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code.

                   (b) INSTRUMENTS OF TRANSFER. A duly executed bill of sale and general instrument of assignment in substantially the form of EXHIBIT 4.3(b) attached hereto and such other duly


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         executed deeds, endorsements, assignments and instruments of transfer, conveyance and assignment in form and substance reasonably satisfactory to Buyer, as are necessary or desirable to effect the transfers, conveyances and assignments to Buyer referred to in
         Article 1 hereof including, without limitation, all instruments of conveyance necessary or appropriate to assign the trade name and service mark of "Rapha" to Buyer.

              (c) OPINION OF COUNSEL. An opinion of counsel for Seller and Parent in the form of EXHIBIT 4.3(c), dated as of the Closing Date.

              (d) CONSENTS. Duly executed consents, authorizations, orders or approvals of any third party (including, without limitation, any governmental body, lender, lessor, licensor, supplier, customer or other party to any agreement listed on SCHEDULE 5.12 which are required for the consummation of the transactions contemplated by this Agreement, each of which shall be in full force and effect on the Closing Date.

              (e) MARKETING AGREEMENT. A Marketing Agreement in the form attached hereto as EXHIBIT 4.3(e).

              (f) ASSIGNMENT OF SERVICE MARK. An Assignment of Service Mark a form reasonably acceptable to Buyer.

         4.4 DELIVERIES BY BUYER. On or before the Closing Date, Buyer will have delivered to Seller the following:

              (a) CLOSING CERTIFICATE. An accurate certificate, dated the Closing Date and which is required to be accurate only on the Closing Date, of a duly authorized officer of Buyer, satisfactory in form and substance to Seller, certifying that:

                   (1) the representations and warranties of Buyer contained in this Agreement are true and accurate on and as of the Closing Date with the same force and effect as if made on the Closing Date;

                   (2) Buyer has performed and complied with all covenants, obligations and agreements to be performed or complied with by it on or before the Closing Date pursuant to this Agreement;

                   (3) attached thereto are true and complete copies of resolutions adopted by Buyer's board of directors approving this Agreement and the transactions contemplated hereby; and

                   (4) the incumbency and specimen signature of each officer of Buyer executing this Agreement and any other document to be executed by Buyer are as set forth in such certificate.


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              (b)  PAYMENT. The payment of the Cash Purchase Price in the manner set forth in Section 3.1.

              (c) ASSUMPTION AGREEMENT. A duly executed instrument of assumption whereby Buyer shall assume the Assumed Obligations as provided herein, which instrument of assumption shall be in substantially the form of EXHIBIT 4.4(c) attached hereto.

              (d) OPINION OF COUNSEL. An opinion of counsel for Buyer in the form of EXHIBIT 4.4(d), dated as of the Closing Date.


                                    ARTICLE 5
               REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

              Seller and Parent, individually and collectively, represent and warrant to Buyer as follows:

         5.1 ORGANIZATIONAL MATTERS. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is duly qualified and in good standing to do business in every jurisdiction in which such qualification is necessary because of the nature of the property owned, leased or operated by it in connection with the Purchased Business or the nature of the Purchased Business (each of which jurisdictions is listed in SCHEDULE 5.1 attached hereto). Seller has delivered to Buyer complete and correct copies of its Articles of Organization and Operating Agreement, in each case as amended to the date hereof. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Parent has delivered to Buyer complete and correct copies of its Articles of Incorporation and Bylaws, in each case as amended to the date hereof.

         5.2 AUTHORITY. Seller has all requisite corporate power and authority to own, lease and operate its properties, to carry on the Purchased Business as it is now being conducted, to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. Parent has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller and Parent, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary legal action on the part of Seller and Parent. This Agreement has been duly and validly executed by Seller and Parent, and is a valid and binding obligation of Seller and Parent, enforceable in accordance with its terms.

         5.3 NONCONTRAVENTION. Neither the execution, delivery and performance of this Agreement by Seller or Parent, nor the consummation by Seller or Parent of the transactions contemplated hereby nor compliance by Seller or Parent with any of the provisions hereof will:

              (a) conflict with or result in a breach of any provision of the Articles of Organization or Operating Agreement of Seller or the Bylaws of Parent,

              (b) cause a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms of any note, bond, lease, mortgage, indenture, license, warranty or other instrument or agreement to which Seller or Parent is a party, or by which Seller or Parent or any of its assets is or may be bound or benefitted, or

              (c) violate any law, statute, rule or regulation or order, writ, judgment, injunction or decree applicable to Seller or Parent or any of its respective assets.

         No consent or approval by, or any notification of or filing with, any public body or authority is required in connection with the execution, delivery and performance by Seller or Parent of this Agreement, or the consummation by Seller or Parent of the transactions contemplated hereby.

         5.4 FINANCIAL STATEMENTS. SCHEDULE 5.4 attached hereto contains true and complete copies of the following (collectively, the "Financial Statements"):

              (a)  the audited balance sheet of Seller at August 31, 2001
         (the "Balance Sheet Date"), and the related audited statements of income, retained earnings and cash flow for the fiscal year then ended, and notes related thereto; and

              (b) the unaudited balance sheet of Seller at October 31, 2001 (the "Balance Sheet Date") and the related unaudited statement of income for the 2 months then ended, and notes related thereto, prepared by Seller.

         All allocations of corporate expenses, interest and other charges reflected in the Financial Statements have been made on a consistent basis from period to period and in accordance with a fixed formula used by each of Parent and Seller for all of its divisions and operating units. Except as otherwise noted in the Financial Statements, the Financial Statements are complete and present fairly the financial position of Seller and the results of its operations as of the dates thereof and for the periods covered thereby in conformity with generally accepted accounting principles applied on a consistent basis.

         5.5  ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on
SCHEDULE 5.5 attached hereto, at the Balance Sheet Date:

              (a) the Purchased Business had no liabilities or obligations of any nature (matured or unmatured, fixed or contingent) which were not provided for or disclosed on the Balance Sheet,

              (b) all reserves established by Seller and set forth on the Balance Sheet were adequate for the purposes indicated therein, and

              (c) there were no loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board) which were not adequately provided for in the Balance Sheet.

         5.6 ABSENCE OF CHANGES. Since the Balance Sheet Date, except as set forth on SCHEDULE 5.6 attached hereto, Seller has operated the Purchased Business in the ordinary course and there has not been:

              (a) any adverse change in the condition (financial or otherwise), assets, liabilities, earnings or business of Seller;

              (b) any damage, destruction or loss (whether or not covered by insurance) adversely affecting any of the Purchased Assets;

              (c) any increase in the compensation or benefits of any officer, director, employee, consultant or agent (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing or other plan or commitment), or the entering into of any contract with any officer, director or employee, or the making of any loan to, or engagement in any transaction with, any officers or directors of Seller;

              (d) any capital expenditure or commitment therefor by Seller in excess of Five Thousand Dollars ($5,000) in the aggregate for furniture, fixtures or supplies;

              (e) any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) incurred, or any transaction, contract or commitment entered into, by Seller, other than items incurred or entered into (as the case may be) in the ordinary course of business and consistent with the past practice of Seller, each of which has been properly recorded in Seller's financial records;

              (f) any payment, discharge or satisfaction of any claim, encumbrance or liability by Seller other than in the ordinary course of business (whether absolute, accrued, contingent or otherwise and whether due or to become due);

              (g) any amendment or termination of any contract, license, lease, commitment or other agreement to which Seller is a party, except in the ordinary course of business and consistent with the past practice of Seller;

              (h) any actual or threatened labor trouble, problem or grievance adversely affecting the Purchased Business or the Purchased Assets;

              (i) any license, sale, transfer, pledge, mortgage or other disposition of any tangible or intangible asset or Intellectual Property of the Purchased Business except the use of office supplies in the ordinary course of business and consistent with the past practice of Seller;

              (j) any cancellation of any debts or claims or any amendment, termination or waiver of any rights of Seller relating to the Purchased Assets or the Purchased Business;

              (k) any change in the accounting methods or practices followed by Seller or any change in depreciation or amortization policies or rates theretofore adopted;

              (l) any change in the suppliers, customers or the personnel of Seller other than such routine changes which occur in the ordinary course of business and which are consistent with the past practices of Seller, which changes have not been, individually or in the aggregate, adverse to the Purchased Business;

              (m) any material change in the prices charged or to be charged by Seller for the Services;

              (n) any decrease in the level of maintenance of tangible Purchased Assets from that level generally in effect prior to the Balance Sheet Date;

              (o) any failure to operate the Purchased Business in the ordinary course of business consistent with past practice, including, but not limited to, any failure by Seller pay trade accounts payable when due; or

              (p) any agreement or understanding, whether in writing or otherwise, for Seller to take any of the actions specified above in items (a) through (o) above.

         5.7 TITLE TO ASSETS. (a) Seller has good and marketable title to all of the Purchased Assets, free and clear of all mortgages, liens, pledges, charges, security interests, rights of way, options, rights of first refusal, conditions, restrictions or encumbrances of any kind or character, whether or not relating to the extension of credit or the borrowing of money (collectively, "Encumbrances"), except for the Encumbrances set forth on SCHEDULE 5.7, and liens for taxes and governmental charges not yet due and payable.

                  (b) The Purchased Assets include all assets and properties and all rights necessary or desirable to permit Buyer to carry on the Purchased Business as presently conducted by Seller. Seller has complete and unrestricted power and the unqualified right to sell, convey, assign, transfer and deliver the Purchased Assets (subject to obtaining any consents or waivers of third parties disclosed on SCHEDULE 5.12 and required in connection with such sale, conveyance, assignment, transfer and delivery of the Purchased Assets or any part thereof). The instruments of transfer, conveyance and assignment executed and delivered by Seller to Buyer at the Closing will be valid and binding obligations of Seller, enforceable in accordance with their respective terms, sufficient for purposes of recordation and filing where permitted by law, sufficient to transfer, convey and assign to Buyer all of Seller's interest in and to the Purchased Assets, which title shall constitute good and marketable title thereto, free and clear of all Encumbrances, and sufficient to vest in Buyer the full right, power and authority to conduct the Purchased Business as presently conducted.

         5.8 REAL PROPERTY - LEASED. SCHEDULE 5.8 attached hereto contains a list and brief description (including with respect to each lease (i) a statement as to whether there is any requirement of consent of the lessor to the assignment and (ii) a statement as to whether the lessee has or has not agreed to subordinate the leasehold estate to any liens encumbering the property) of the terms of all real estate leases to which Seller is a party (as lessee or lessor). True, complete and correct copies (or, in the case of oral leases, descriptions) of each lease have been furnished to Buyer. Each such lease is in full force and effect and constitutes a legal, valid and binding obligation of the respective parties thereto. All rents and additional amounts due to date on each such lease have been paid. In each case, the lessee is in peaceable possession under such lease, has a valid leasehold interest therein and is not in default thereunder and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor, nor does there exist any event, condition or occurrence which, with the giving of notice or the lapse of time, or both, would constitute such a default under any such lease. Seller has not violated any of the terms or conditions under any such lease in any respect which violation would give rise to the right of the other party thereto to terminate such lease or sue for damages thereunder. All buildings, structures, appurtenances or real property leased by Seller (a) are in good operating condition and repair, (b) are in such condition as to permit surrender by Seller to the lessors on the date hereof without any cost or expense to Seller for repair or restoration if such leases were terminated on the date hereof, (c) are adequate and suitable for the uses for which intended by Seller, and (d) afford adequate rights of ingress and egress for operation of its business in the ordinary course. None of such buildings, structures and appurtenances, any equipment therein nor the use, operation or maintenance thereof, violates any restrictive covenant or encroaches on any property owned by others. No condemnation proceeding is pending or, to the best of Seller's knowledge, threatened which would preclude or impair the use of any such property by Seller for the uses for which intended by it. All of the foregoing conform to applicable Federal, state, territorial, local and foreign laws and regulations (including applicable environmental and occupational safety and health laws and regulations and zoning and building ordinances). Seller or Parent, as appropriate, will have full power and authority to sublease one or more of the leases described above, at Buyer's sole desire, to Buyer on the same terms and conditions as provided in such leases, except that any such sublease shall provide that Buyer shall have the right to terminate such sublease without cause but with sixty (60) days advance written notice to Seller or Parent, as appropriate.

         5.9 PERSONAL PROPERTY - OWNED. SCHEDULE 5.9 attached hereto contains a summary and brief description of all tangible personal properties and assets owned by Seller and used in connection with the Purchased Business, including without limitation all telephone and facsimile numbers, Internet web addresses, e-mail addresses and domain names. All such personal property is in good operating condition and repair, is adequate and suitable for the uses for which intended by Seller in the ordinary course of the Purchased Business, and there does not exist any condition which interferes in any material way with the use or economic value thereof.

         5.10 PERSONAL PROPERTY - LEASED. SCHEDULE 5.10 attached hereto contains a list of all leases or other material agreements under which Seller is lessee of or holds or operates any items of office furniture, fixtures, computer hardware, goods, computer software, fixtures or other tangible personal property owned by any third party and which are used in connection with the Purchased Business. True, complete and correct copies (or, in the case of oral leases or agreements, descriptions) of such leases and agreements have been furnished to Buyer. Seller is the owner and holder of all of the leasehold estates purported to be granted by such leases or agreements and all other leases or agreements under which it is lessee of or holds or operates any such items owned by a third party. Each of such leases and agreements is in full force and effect and constitutes a legal, valid and binding obligation of the respective parties thereto. There is not under any of such leases any existing default or event, condition or occurrence which, with the giving of notice or lapse of time, or both, would constitute a default thereunder. Each of the items of personal property covered by leases or agreements of Seller is in good operating condition and repair, is in such condition as to permit surrender thereof by Seller to the lessors on the date hereof without any cost or expense for repair or restoration if such leases were terminated on the date hereof, is suitable for the uses for which intended by Seller in the ordinary course of the Purchased Business and there does not exist any condition which interferes in any material way with the use or economic value thereof.

         5.11 AGREEMENTS. SCHEDULE 5.11 attached hereto sets forth a true, complete and correct list and brief description (including a statement as to whether there is any requirement of consent of any party other than Seller to assignment) of all written or oral contracts, agreements and other instruments not made in the ordinary course of business to which Seller is a party, or made in the ordinary course of business and referred to in clauses (a) through (m) of the next sentence of this Section 5.11. Except as set forth on said SCHEDULE 5.11, Seller is not a party to any written or oral, formal or informal,

                  (a) distributor, dealer, sales, advertising, agency, manufacturer's representative, franchise or similar contract or any other contract relating to the distribution of its products or to the payment of any fees or commissions;

                  (b) collective bargaining agreement or contract with or commitment to any labor union;

                  (c) continuing contract for the future purchase of finished goods, material, supplies, equipment or services;

                  (d)      contract for the future sale of products;

                  (e) contract or commitment for the employment of any officer, director, employee or consultant, management contract or any other type of contract or understanding with any officer, director, employee or consultant;

                  (f) profit-sharing, bonus, stock option, stock purchase, savings and investment, pension, retirement, deferred compensation, severance or termination pay, disability, hospitalization, insurance or similar plan or agreement, formal or informal, providing benefits to any current or former director, officer, employee or consultant;

                  (g) indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with FASB Statement of Financial Accounting Standards No. 13 or any tax benefit transfer lease;

                  (h) contract or commitment for charitable contributions;

                  (i) contract or commitment for capital expenditures in excess of Five Thousand Dollars ($5,000) in the aggregate;

                  (j) contract or commitment for the sale of any assets, properties or rights other than inventory in the ordinary course of business;

                  (k) lease or other agreement pursuant to which it is a lessee of or holds or operates any real property, machinery, equipment, motor vehicles, office furniture, computer software, fixtures or similar personal property owned by any third party;

                  (l) any contract or agreement having a value of or otherwise involving at least Five Thousand ($5,000) (including, without limitation, purchase orders and sales orders), whether or not in the ordinary course of business;

                  (m) agreement which restricts Seller from engaging in any aspect of the Purchased Business anywhere in the world; or

                  (n) contract or agreement for the provision of the Services whether under the name "Rapha" or otherwise.

         Each such agreement, lease, contract, commitment, instrument and obligation is in full force and effect and constitutes a legal, valid and binding obligation of Seller and of each other party thereto and is enforceable in accordance with its terms. Seller has performed all the obligations required to be performed by it to date and is not in default or alleged to be in default in any respect under any agreement, lease, contract, commitment, instrument or obligation. There exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute a default by it of any of the foregoing. Seller is not aware of any default by any other party to any such agreement, lease, contract, commitment, instrument or obligation. Seller has furnished to Buyer complete and correct copies of all documents set forth on said SCHEDULE 5.11.

         5.12 LITIGATION. Except as set forth on SCHEDULE 5.12 attached hereto, there are no (a) audits, inspections, actions, suits, claims, investigations or legal or administrative or arbitration proceedings pending or threatened against Seller, whether at law or in equity, whether civil or criminal in nature or whether before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, nor, to the best knowledge of Seller, does any basis exist therefor or
(b) judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator against Seller. Seller has made available to Buyer all documents and correspondence relating to matters referred to in SCHEDULE 5.12.

         5.13 COMPLIANCE; GOVERNMENTAL AUTHORIZATION. (a) Seller has complied with all Federal, state, territorial, local or foreign laws, ordinances, regulations or orders applicable to the Purchased Business or the Purchased Assets, including, by way of description, and not limitation, matters relating to the environment, anti-competitive practices, discrimination, employment, health and safety, customs duties and requirements, and foreign practices. Seller has all governmental licenses and permits necessary in the conduct of the Purchased Business as presently conducted, which licenses and permits are in full force and effect, and to Seller's knowledge, no violations are outstanding or uncured with respect to any such licenses or permits and no proceeding is pending or threatened to revoke or limit any of them.

         (b) SCHEDULE 1.1(d) attached hereto contains a true, correct and complete list of all of the governmental licenses and permits, consents, orders, decrees and other compliance agreements under which Seller is operating or bound with respect to the Purchased Business. Seller has furnished to Buyer true, complete and correct copies thereof. Except as set forth in said SCHEDULE 1.1(d), none of such licenses, consents and permits will be affected in any respect by the transactions contemplated hereby, and Seller has the right to transfer each of such licenses, consents and permits to Buyer.

         (c) Seller has furnished to Buyer copies of all reports of inspections of the Purchased Business during the five years preceding the date hereof under all other applicable Federal, state and local health and safety or environmental laws and regulations. The deficiencies, if any, noted on such reports have been corrected.

         (d) As used in this Agreement, "Hazardous Substance" shall mean and include all hazardous or toxic substances, wastes or materials, any pollutants or contaminants (including, without limitation, all oil and petroleum of any kind and in any form, asbestos and raw materials which include hazardous constituents), or any other similar substances, or materials which are included under or regulated by any local, state or Federal law, rule or regulation pertaining to environmental regulation, contamination, clean-up or disclosure, including, without limitation, the Clean Air Act, the Federal

Water Pollution Control Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Occupational Safety and Health Act, the Emergency Planning and Community Right-to-Know Act of 1986, and all comparable state or local laws, orders and regulations, as any of the foregoing has heretofore been or is hereafter amended.

         (e) Seller has no knowledge of the presence, storage, disposition, generation, treatment, release or discharge of any Hazardous Substance on, under or about the Purchased Assets or the land and buildings on and in which the Purchased Business currently conducts its operations.

         5.14 LABOR RELATIONS; EMPLOYEES. Seller enjoys a satisfactory employer-employee relationship with all of its employees, taken as a whole. Seller is in compliance with all Federal, state, territorial, local and foreign laws and regulations respecting labor, employment and employment practices, terms and conditions of employment and wages and hours. There is no unfair labor practice complaint against Seller pending before the National Labor Relations Board or any state, local or foreign agency. Except as set forth on SCHEDULE
5.14 hereto: there is no labor strike, dispute, slowdown, stoppage or organizational effort actually pending or threatened involving the Purchased Business; no representation question exists respecting the employees of the Purchased Business; and no collective bargaining agreement presently covers any employees of the Purchased Business, nor is any currently being negotiated by Seller on behalf of the Purchased Business. SCHEDULE 5.14 attached hereto lists all employees of the Purchased Business, their current salary and benefits and any increases in their compensation during the past twelve months.

         5.15 EMPLOYEE BENEFIT PLANS. (a) SCHEDULE 5.15 attached hereto lists all "employee pension benefit" plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all "employee welfare benefit" plans (as defined in Section 3(1) of ERISA) and any other qualified or non-qualified plans, programs or letters of commitment promising current or future benefits or deferred compensation (individually, a "Plan" and, collectively, the "Plans") maintained by Seller.

                  (b) All Plans which are "employee pension benefit" plans are so indicated in SCHEDULE 5.15. Favorable determination letters have been issued as to the qualification of each such Plan and the exempt status of its related trust under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended ("Code"), respectively, and nothing has occurred which would, and nothing contemplated hereunder will, cause the loss of such qualification. True, correct and complete copies of the last Internal Revenue Service determination letters with respect to the qualification of such Plans and copies of any amendments (or descriptions of any amendments which have not yet been adopted as formal amendments) to such Plans since the date of such determination letters have been delivered to Buyer. All reports, statements, returns and other information required to be furnished or filed with respect to Seller's employee benefit plans have been furnished or filed, or both, in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the

Code, and they are accurate and complete. Records have been maintained in accordance with Section 107 of ERISA.

                  (c) Seller has timely made or accrued and timely paid all contributions required by law (including the minimum funding standards described in Section 412 of the Code and Title I, Subtitle B, Part 3 of ERISA) or required under all Plans which are "employee pension benefit" plans as of the date hereof and no "accumulated funding deficiency" exists with respect to any Plan which is a "defined benefit plan" (within the meaning of Section 3(35) of ERISA). The actuarial present value of all vested accrued benefits and unvested accrued benefits under any Plan which is "defined benefit plan" as of November 5, 2001 was on a "termination" basis, using actuarial assumptions accepted both individually and in the aggregate under applicable regulations, not more than the then fair market value of the assets of such Plan.

                  (d) There have been no "reportable events" (within the meaning of Section 4043 of ERISA) with respect to any Plan which is a "defined benefit plan" and there currently exists no condition or set of circumstances which presents a risk of the termination or partial termination of any such "defined benefit plan" or any other liability to the Pension Benefit Guaranty Corporation.

                  (e) None of the Plans, Seller, or to the best knowledge of Seller, any trustee or other "party in interest" or "disqualified person" (within the meaning of Section 3(14) of ERISA or Section 4975(e)(2) of the Code, respectively) with respect to the Plans, has engaged, or will engage in connection with the transactions contemplated hereunder, in any "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975(c)(1) of the Code) or has committed any violation of Part 4 of Subpart B of Title I of ERISA, which could subject such Plans or Seller, any trustee or other party in interest, disqualified person or other person dealing with the Plans to any liability under Sections 405, 406, 409 and 502(i) of ERISA or Section 4975 of the Code. There are no actions, suits or claims pending, or to the knowledge of Seller, threatened against, involving, or affecting any Plan, and Seller has no material liability, civil or criminal, under any provision of ERISA or any other applicable statute or rule of law with respect to the Plans.

                  (f) There are no violations of the health care continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") with respect to employees of the Purchased Business or any qualified beneficiaries of such employees. With respect to any violation that may have occurred on or prior to the Closing Date, Seller's indemnity in
Section 12.1(a) hereof in favor of Buyer shall also include lost tax deductions that may be incurred by Buyer, any potential income inclusion that may be incurred by Buyer and Buyer's employees, any excise tax that Buyer may incur as a sanction for Seller's COBRA violations, and any civil and/or criminal penalties imposed under ERISA for Seller's COBRA violations.

         5.16 RELATED PARTY TRANSACTIONS. Except for compensation to regular employees of Seller, no current or former director, officer, employee or shareholder or any immediate family member of any such person (defined as a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law) is presently, or during the last three fiscal years has been:

                  (a) a party to any transaction with Seller (including, but not limited to, any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer, employee, shareholder or immediate family member);

                  (b) the direct or indirect owner of an interest in any corporation, firm, association or business organization which is or was a competitor, supplier or customer of Seller; or

                  (c) a recipient of income from any source other than Seller which relates to the business of, or should properly accrue to, Seller.

         5.17 CUSTOMERS. SCHEDULE 5.17 attached hereto contains a true and complete list of the contract debtors of the Purchased Business during the 12-month period ended ______________, including the amounts paid to Seller pursuant thereto.

         5.18 MARKET INFORMATION. All market reports, product surveys and customer surveys, which have been conducted by or for the Company since January 1, 2000, are listed on SCHEDULE 5.18 attached hereto, true and complete copies of which have been delivered to Buyer.

         5.19 INTELLECTUAL PROPERTY. Set forth on SCHEDULE 5.19 is a true and complete description of:

                  (a) all Intellectual Property rights owned by Seller or used in connection with the Purchased Business;

                  (b) all agreements by which Seller licenses any Intellectual Property, whether as licensor or licensee;

                  (c) all claims, if any, pending or threatened to the effect that

                           (1) the present or past operations of Seller infringe or conflict the alleged rights of others in any Intellectual Property; or

                           (2) any Intellectual property of Seller is invalid or unenforceable; and

                  (d) any outstanding orders, decrees, judgments, stipulations, claims or settlements relating to any Intellectual Property rights of Seller.

         Seller owns or possesses adequate licenses or other rights to use all Intellectual Property necessary to conduct the Purchased Business as now operated. Seller is not aware of any infringement, misappropriation or other misuse being made by any other party of Seller's Intellectual Property.

Subject to Seller's obtaining the consents set forth on SCHEDULE 5.11 hereof, no contract, agreement or understanding between Seller and any party exists which would impede or prevent assignment to Buyer of the right, title and interest of Seller in and to the Intellectual Property.

         5.20 INSURANCE. SCHEDULE 5.20 attached hereto contains a list of all policies of liability, theft, fidelity, life, fire, product liability, medical/professional malpractice, worker's compensation, health and other forms of insurance held by Seller (specifying the insurer, amount of coverage, type of insurance, policy number and any pending claims thereunder). Seller has not, during the last three fiscal years, been denied or had revoked or rescinded any policy of insurance.

         5.21 INVENTORIES. The inventories of Seller (a) shall be valued in accordance with SCHEDULE 5.21 attached hereto; (b) are and, at the Closing Date will be, of a quantity which is reasonable in the circumstances of the Purchased Business; and (c) are, and at the Closing Date will be, of a quality which is salable at regular prices in the ordinary course of the Purchased Business.

         5.22 TAX MATTERS. For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other assessments of whatever kind or nature, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupancy or property taxes, customs duties, fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts) imposed by any taxing authority (domestic or foreign) upon or payable by Seller. For purposes of this Section 5.22, the term "Seller" shall include each other corporation with which Seller files consolidated or combined income tax returns or reports. Except as noted in
SCHEDULE 5.22:

         (a) Seller has filed, within the time and in the manner prescribed by law, all returns, declarations, reports, estimates, information returns and statements (collectively, the "Returns") required to be filed under federal, state, local or any foreign laws by Seller, and all such Returns are true and complete in all material respects.

         (b) Seller, within the time and in the manner prescribed by law, has paid (and until the Closing Date will pay) all Taxes that are due and payable.

         (c) Seller has established (and through the Closing Date will establish) on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable.

         (d) There are no liens for Taxes upon the assets of Seller except liens for Taxes not yet due.

         (e) No deficiency for any Taxes has been proposed, asserted or assessed against Seller or any of its assets which has not been resolved and paid in full. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Returns.

         (f) There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns that have been given by Seller.

         (g) Seller is not a party to any tax-sharing or allocation agreement, nor does Seller owe any amount under any tax-sharing or allocation agreement.

         (h) Seller has complied (and will comply through the Closing Date) in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and, within the time and in the manner prescribed by law, has withheld and will withhold from employee wages, and has paid and will pay over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

         5.23 BROKERS. Neither Seller nor Parent, nor any of their officers, directors, managers or employees, have employed any broker or finder in connection with the transactions contemplated by this Agreement. Seller and Parent shall indemnify, defend and hold Buyer harmless from any and all claims or losses relating to brokerage fees, commissions or finder's fees owed or claimed to be owed to any broker or finder engaged or claimed to be engaged by Seller or Parent.

         5.24 DISCLOSURE. Neither this Agreement (including the Schedules and Exhibits attached hereto) nor any other document, certificate or statement furnished to Buyer by or on behalf of Seller or Parent in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading.


                                    ARTICLE 6
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller as follows:

         6.1 ORGANIZATIONAL MATTERS. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

         6.2 AUTHORITY. Buyer has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer, and is a valid and binding obligation of Buyer, enforceable in accordance with its terms.

         6.3 NONCONTRAVENTION. Neither the execution, delivery and performance of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof will:

                  (a) conflict with or result in a breach of any provision of the Articles of Incorporation or By-laws of Buyer,

                  (b) cause a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms of any agreement, instrument or obligation to which Buyer is a party, or by which any of its properties or assets may be bound, in each case excluding the Purchased Assets as to which no representation or warranty is made by Buyer, or

                  (c) violate any statute, rule or regulation or judgment, order, writ, injunction or decree of any court, administrative agency or governmental body, in each case applicable to Buyer or any of its assets.

         No filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Buyer of the transactions contemplated by this Agreement.

         6.4 BROKERS. Neither Buyer nor any of its officers, directors or employees have employed any broker or finder in connection with the transactions contemplated by this Agreement. Buyer shall indemnify, defend and hold Seller harmless from any and all claims or losses relating to brokerage fees, commissions or finder's fees owed or claimed to be owed to any broker or finder engaged or claimed to be engaged by Buyer.


                                    ARTICLE 7
                         COVENANTS OF SELLER AND PARENT

         Seller and Parent, individually and collectively, hereby covenant and agree with Buyer as follows:

         7.1 CONDUCT OF BUSINESS UNTIL CLOSING DATE. Except as permitted or required hereby or as Buyer may otherwise consent in writing, between the date hereof and the Closing Date:

         (a)      Seller will:

                  (1) operate its business only in the usual, regular and ordinary manner as such business was conducted before the Balance Sheet Date;

                  (2) maintain all properties necessary to conduct its business, whether owned or leased, in substantially the same condition as they now are, except for (A) damage due to unavoidable casualty; and (B) reasonable wear and tear which do not materially adversely affect its operations;

                  (3) as to any material Purchased Asset damaged before the Closing Date by casualty not covered by insurance, at Buyer's option either (A) restore it to its condition before such damage; (B) replace it with another item of similar quality and condition; or (C) reduce the Cash Purchase Price by the amount of such loss;

                  (4) maintain its books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with that used in prior periods;

                  (5) comply in all material respect with all laws that apply to the conduct of the Purchased Business;

                  (6) perform all of its material obligations (including paying tax liabilities) without default;

                  (7) promptly give Buyer written notice of any damage to Purchased Assets of more than Five Thousand Dollars ($5,000);

                  (8) preserve its business organization intact, and preserve the goodwill and business of the customers, suppliers and other persons having business relations with Seller with respect to the Purchased Business, and retain the services of its present employees engaged in the Purchased Business; and

                  (9) maintain all of its assets in substantially the same condition as they now are (subject to reasonable wear and tear), and replace all items of equipment at time intervals consistent with past practice.

         (b) Seller will not, other than in the ordinary course of business:

                  (1) convey, transfer, sell, lease or otherwise dispose of any material Purchased Asset;

                  (2) acquire any material asset or property for use in the Purchased Business;

                  (3) incur any material fixed or contingent obligation or enter into any material agreement, commitment or other transaction or arrangement; or

                  (4) change or terminate any of the agreements described in Section 5.11 above; and

         (c) Seller will not, without the prior written consent of Buyer in each instance:

                  (1) encumber, mortgage, or voluntarily subject to lien any of the Purchased Assets;

                  (2) increase the compensation payable (or to become payable) to any employee;

                  (3) hire any new employee or amend or alter any existing employment agreement or relationship;

                  (4) add or increase any employee benefits program or adopt any severance plan;

                  (5) accelerate any billing of its customers or the collection of its accounts receivable, delay the payment of its accounts payable or accrued expenses, allow the accounts payable to remain outstanding for longer than 30 days, or defer expenses;

                  (6) permit any of its respective officers, managers and directors to pursue any discussions or negotiations with anyone other than Buyer concerning the sale of all or any part of its assets or membership interests, and Seller and Parent shall advise Buyer of any solicitation made to Seller or Parent by any third party in respect to any such discussion or negotiation;

                  (7) without Buyer's prior written consent, enter into, renew, amend, modify or adopt any material agreement (including without limitation, any material employment or management agreement), commitment, license or lease; or

                  (8) breach or violate or cause any of the representations and warranties contained in Article 5 of this Agreement to be breached or violated.

         7.2 ACCESS TO PROPERTIES AND RECORDS. Seller and Parent will give to Buyer and to its counsel, accountants and other representatives reasonable access during normal business hours to such of its (and its affiliates) properties, personnel, books, tax returns, contracts, commitments and records as relate to the Purchased Business and the right to make copies thereof. Seller and Parent will furnish to Buyer and such representatives all such additional documents and financial and other information concerning the Purchased Business as Buyer or its representatives may from time to time reasonably request and permit Buyer and such representatives to examine all records and working papers relating to the preparation, review and audits of the financial statements and tax returns relating to the Purchased Business.

         7.3 ADVICE OF CHANGES. Between the date hereof and the Closing Date, Seller and Parent will advise Buyer promptly in writing of any fact of which Seller or Parent becomes aware, which, if known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement.

         7.4 CONDUCT. Except as permitted or required hereby or as Buyer may otherwise consent in writing, Seller or Parent will not enter into any transaction, take any action or fail to take any action, which would result in any of the representations and warranties of Seller or Parent contained in this Agreement or in any Schedule or Exhibit hereto not being true and correct at and as of the time immediately after such transaction has been entered into or such event has occurred and on the Closing Date.

         7.5 APPROVALS. Seller and Parent will obtain in writing and deliver to Buyer on or prior to the Closing Date all approvals, consents and waivers required to be obtained by Seller and/or Parent in order to effectuate the transactions contemplated hereby, reasonably satisfactory in form and substance to Buyer. Approvals cannot, without the written consent of Buyer, be obtained at a cost or other adverse consequence to Buyer.

         7.6 FURTHER ASSURANCES. Seller and Parent will at any time and from time to time after the Closing, upon the request of Buyer and at the expense of Seller or Parent, do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be required for the better transferring, assigning, conveying, granting, assuring and confirming to Buyer, or for aiding and assisting in the collection of or reducing to possession by Buyer, of the Purchased Assets, or to vest in Buyer good, valid and marketable title to the Purchased Assets and otherwise to consummate the transactions contemplated by this Agreement.

         7.7 POST CLOSING ACCOUNTS PAYABLE. Seller and Parent will ensure that all of Seller's accounts payable outstanding at Closing shall be fully paid by Seller within 30 days following Closing.

         7.8 NONCOMPETITION. For a period of five (5) years following the Closing, neither Seller nor Parent, nor any of their respective affiliates, nor Donald Sapaugh, shall directly or indirectly own, manage, operate, control, advise or be connected in any manner (including without limitation, as a director, agent, owner, consultant or otherwise) with any person, firm, corporation, company, partnership, trust or business that performs or offers clinical or other diagnostic psychological services within the continental United States or its territories, including without limitation Puerto Rico.

         7.9 DONALD SAPAUGH. Donald Sapaugh agrees that Buyer shall have the exclusive right to hire him, without recourse, as an employee or independent contractor, during the first two (2) years following the Closing, at terms agreeable to Buyer and Sapaugh. Neither Seller nor Parent will object to such an arrangement.


                                    ARTICLE 8
                               COVENANTS OF BUYER

         8.1 CONFIDENTIALITY; RETURN OF DOCUMENTS. Unless and until the transactions contemplated by this Agreement are consummated, Buyer will keep in confidence all proprietary and financial information of Seller including information concerning its customers, suppliers, business and know-how, and will not, except to the extent required by law or to the extent any such information is otherwise publicly available or received from a third party not affiliated with Seller, without the prior written consent of Seller, reveal any such financial or proprietary information to any third party other than affiliates or representatives of Buyer and potential lenders and other providers of funds each of whom shall agree to be bound by the same restrictions with respect to confidentiality imposed on Buyer hereunder. If the transactions contemplated by this Agreement are not consummated, Buyer will return to Seller, at Seller's request, all documents supplied to Buyer by Seller pursuant to the provisions of this Agreement.

         8.2 ACCESS TO RECORDS. Following the Closing, Buyer will upon request provide Seller, its accountants and attorneys reasonable access at times to be designated by Buyer during normal working hours, to the books and records of Seller which are to be transferred to Buyer pursuant to Section 1.1(i) hereof.

         8.3 EMPLOYER. While Buyer anticipates extending offers of employment to all employees of the Company engaged primarily in the Purchased Business, Buyer shall have no obligation to extend offers of employment to any employees of Seller. Seller and Buyer agree that, subject to certain agreed upon exceptions, Buyer will be responsible for severance payments to employees hired by Buyer and discharged by Buyer after the Closing in accordance with Buyer's severance plan. Seller will retain all responsibilities relating to its employees (including those hired by Buyer) to pay accrued vacation and sick pay and satisfy other employee benefits and contractual obligations to such employees, including payments of severance pursuant to pre-existing severance agreements, if any, and any other obligations arising under applicable law prior to the Closing.


                                    ARTICLE 9
                       CONDITIONS TO OBLIGATIONS OF BUYER

         The obligations of Buyer under this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived by Buyer. The waiver of any of the following conditions in order to close the transactions contemplated under this Agreement will not constitute a waiver or forfeiture of Buyer's right to indemnification for Seller's or Parent's failure to fulfill such condition.

         9.1 AUTHORIZATION. All corporate action necessary to authorize the execution, delivery and performance of this Agreement by Seller and Parent, and the consummation of the transactions contemplated hereby will have been duly and validly taken by Seller and Parent, and Seller and Parent will have full power and right to sell the Purchased Assets to Buyer upon the terms and conditions set forth in this Agreement.

         9.2 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller and Parent contained in this Agreement and in any schedule or exhibit hereto shall be true and accurate on and as of the Closing Date, with the same force and effect as if made on the Closing Date, except as affected by transactions contemplated or permitted hereby.

         9.3 PERFORMANCE OF AGREEMENTS. Seller and Parent shall have performed and complied with all covenants, obligations and agreements to be performed or complied with by it on or before the Closing Date pursuant to this Agreement or any schedule or exhibit hereto, including, but not limited to, each of Seller's and Parent's obligations under Section 4.3.

         9.4 LEGISLATION. No Federal, state, territorial, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts, delays or materially adversely affects the consummation of the transactions contemplated by this Agreement or any of the conditions to the consummation of such transactions. No temporary restraining order or injunction shall be in effect restraining the consummation of the transactions contemplated hereby.

         9.5 SATISFACTORY DUE DILIGENCE. Buyer, after such due diligence review as it shall determine to be appropriate, shall be satisfied (as it determines) with the financial and operating conditions, as well as all other aspects of the business, prospects, assets and liabilities of the Purchased Business.

         9.6 NO MATERIAL ADVERSE CHANGE. No material adverse change shall have occurred or be reasonably expected to occur with respect to the Purchased Business.

         9.7 NO MATERIAL DECLINE IN REVENUES. Seller's revenues derived from the Purchased Business during the period between the date of this Agreement and the Closing shall not have declined by more than 5% when compared to Seller's revenues derived from the Purchased Business during the first six months of 2001.

         9.8 MATERIAL CONSENTS. Seller shall have obtained the consent, to the reasonable satisfaction of Buyer, of all third parties with respect to all material contracts and agreements pertaining to the Purchased Business where consent is required with respect to the sale of the Purchased Assets to Buyer.

         9.9 TRANSFER OF LICENSES, PERMITS, CERTIFICATIONS AND APPROVALS. Seller and Buyer shall have completed transfer of and/or Buyer shall have obtained all licenses, permits, certifications and approvals that are necessary or appropriate in order for Buyer to own and operate the Purchased Business in the manner in which Seller has historically operated the Purchased Business.

         9.10 TAIL LIABILITY INSURANCE. Seller shall have obtained at its expense a "tail" policy providing coverage satisfactory to Buyer for professional liability claims and general liability claims accrued against Seller with respect to Services rendered by Seller prior to the Closing, whether asserted before or after the Closing. In the alternative and only with the prior consent of Buyer, Seller may arrange for Buyer to assume Seller's current "occurrence" insurance policy.

                                   ARTICLE 10
                       CONDITIONS TO OBLIGATIONS OF SELLER

         The obligations of Seller under this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived by Seller. The waiver of any of the following conditions in order to close the transaction will not constitute a waiver or forfeiture of Seller's right to indemnification for Buyer's failure to fulfill such condition.

         10.1 AUTHORIZATION. All corporate action necessary to authorize the execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby will have been duly and validly taken by Buyer.

         10.2 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement or in any schedule or exhibit hereto shall be true and accurate on and as of the Closing Date, with the same force and effect as if made on the Closing Date, except as affected by transactions contemplated or permitted hereby.

         10.3 PERFORMANCE OF AGREEMENTS. Buyer shall have performed and complied with all covenants, obligations and agreements to be performed or complied with by it on or before the Closing Date pursuant to this Agreement or any schedule or exhibit hereto, including, but not limited to, each of Buyer's obligations under Section 4.4.

         10.4 LEGISLATION. To the best knowledge of Seller, no Federal, state, territorial, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts, delays or materially adversely affects the consummation of the transactions contemplated by this Agreement or any of the conditions to the consummation of such transactions. No temporary restraining order or injunction shall be in effect restraining the consummation of the transactions contemplated hereby.

                                   ARTICLE 11
                                   TERMINATION

         11.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                  (a) by Seller or Buyer at any time after November 30, 2001, other than due to the failure of the party seeking to terminate this Agreement to comply fully with its obligations under this Agreement;

                  (b) by Buyer, if there has been a violation or breach by Seller or Parent of any material agreement, representation or warranty of Seller or Parent contained in this Agreement and such violation or breach has not been waived by Buyer, or, with respect to a violation or breach of an agreement, cured by the deadline provided in Section 11.1(a) above (or by its nature cannot be cured);

                  (c) by Seller, if there has been a violation or breach by Buyer of any material agreement, representation or warranty of Buyer contained in this Agreement and such violation or breach has not been waived by Seller or, with respect to a violation or breach of an agreement, cured by the deadline provided in Section 11.1(a) above (or by its nature cannot be cured).

         In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to this Section 11.1, written notice thereof shall forthwith be given to the other party/parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto.

         11.2 EFFECT. If this Agreement is terminated as a result of the failure of a party to consummate or fulfill a condition which is within the reasonable control of such party, such party shall continue to be liable hereunder for any such breach. Section 8.1 will survive termination.


                                   ARTICLE 12
                                 INDEMNIFICATION

         12.1 SURVIVAL. All representations and warranties contained herein shall survive the Closing for a period of two years following the Closing (the "Survival Date"), at which time such representations and warranties shall expire, except for the representations and warranties contained in Sections 5.6,
5.12 and 5.22 hereof which shall survive the Closing until the applicable statute of limitations has run ("Special Survival Date").

         12.2 INDEMNIFICATION. (a) Seller and Parent, individually and collectively, will indemnify, defend and save Buyer harmless from, against, for and in respect of the following:

                  (1) any and all liabilities and obligations of Seller and/or Parent, or the Purchased Business, (whether absolute, accrued, contingent or otherwise and whether a contractual, tax or any other type of liability, obligation or claim) not specifically assumed by Buyer pursuant to this Agreement;

                  (2) any damages, losses, obligations, liabilities, claims, actions or causes of action sustained or suffered by Buyer and arising from a breach of any representation or warranty of Seller and/or Parent contained in or made pursuant to this Agreement (including the Schedules and Exhibits attached hereto), or in any certificate, instrument or agreement delivered by Seller and/or Parent pursuant hereto or in connection with the transactions contemplated hereby;

                  (3) all fines and penalties and liabilities, including all foreseeable and unforeseeable consequential damages and any other damages, costs and losses, including reasonable attorneys' and consultants' fees, directly or indirectly and in whole or in part arising out of or attributable to:

                           (i) (A) Hazardous Substances released into or existing on or prior to the Closing Date in the air, water or beneath or on the surface of the Purchased Assets or the land and buildings on and in which the Purchased Business currently conducts its operations or (B) as to those Hazardous Substances in (A) which migrated or migrate at anytime (whether before or after the Closing) within or from the Purchased Assets or the land and buildings on and in which the Purchased Business currently conducts its operations; or

                           (ii) Hazardous Substances existing on or prior to the Closing at or migrating from any other location for which Seller and/or Parent is responsible and with respect to which any liability is sought to be imposed upon Buyer, its employees, officers, directors or their respective successors or assigns, as an alleged successor to Seller and/or Parent or the Purchased Business;

         including, without limitation, any natural resource damages and the cost of any remedial, removal, response, abatement, clean-up, investigative and monitoring costs and any other related costs and expenses;

                  (4) all damages, losses, obligations, liabilities, claims, actions or causes of action sustained or suffered by Buyer as a result of the failure to obtain any consent or provide any benefit under any contract, license, lease, sales order, purchase order or other agreement, claim, right, permit or operating authority contemplated by
         Section 1.3 hereof;

                  (5) any damages, losses, obligations, liabilities, claims, actions or causes of action sustained or suffered by Buyer and arising from a breach of any covenant or agreement of Seller contained in or made pursuant to this Agreement; and

                  (6) all reasonable costs and expenses (including, without limitation, reasonable attorneys', accountants' and other professional fees and expenses) incurred by Buyer in connection with any action, suit, proceeding, demand, investigation, assessment or judgment incident to any of the matters indemnified against under this Section 12.2(a).

         No claim, demand, suit or cause of action will be brought against Seller and/or Parent under or pursuant to this Section 12.2(a) with respect to an alleged breach of any representation or warranty unless Buyer at any time prior to the Survival Date or, if applicable, the Special Survival Date, gives Seller or Parent written notice, with reasonable specificity, of the existence of any such claim, demand, suit or cause of action under this Agreement. Upon the giving of such written notice as aforesaid, Buyer will have the right, in addition to all other remedies available to it, to commence legal proceedings within one year subsequent to the Survival Date or, if applicable, the Special Survival Date for the enforcement of its rights under this Agreement.

                  (b) Buyer will indemnify, defend and save Seller harmless from, against, for and in respect of the following:

                           (1) the failure by Buyer to pay and perform any of the Assumed Liabilities assumed by Buyer pursuant to this Agreement and the Assumption Agreement;

                           (2) any damages, losses, obligations, liabilities, claims, actions or causes of action sustained or suffered by Seller and arising from a breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement or in any certificate, instrument or agreement delivered by it pursuant hereto or in connection with the transactions contemplated hereby; and

                           (3) any damages, losses, obligations, liabilities, claims, actions or causes of action sustained or suffered by Seller and arising from a breach of any covenant or agreement of Buyer contained in or made pursuant to this Agreement; and

                           (4) all reasonable costs and expenses (including, without limitation, reasonable attorneys', accountants' and other professional fees and expenses) incurred by Seller in connection with any action, suit, proceeding, demand, investigation assessment or judgment incident to any of the matters indemnified against under this
         Section 12.2(b).

         No claim, demand, suit or cause of action will be brought against Buyer under or pursuant to this Section 12.2(b) with respect to an alleged breach of representation or warranty unless Seller at any time prior to the Survival Date, gives Buyer written notice, with reasonable specificity, of the existence of any such claim, demand, suit or cause of action under this Agreement. Upon the giving of such written notice as aforesaid, Seller will have the right to commence legal proceedings within one year subsequent to the Survival Date for the enforcement of any of its rights under this Agreement.

         12.3 THIRD PARTY CLAIMS. With respect to claims resulting from assertion of liability by third parties, the obligations and liabilities of the party responsible for indemnification (the "Indemnifying Party") hereunder with respect to indemnification claims by the party entitled to indemnification (the "Indemnified Party") will be subject to the following terms and conditions:

                  (a) The Indemnified Party will give prompt written notice to the Indemnifying Party of any assertion of liability by a third party which might give rise to a claim by the Indemnified Party against the Indemnifying Party based on the indemnity agreements contained in
         Section 12.2 hereof, stating the nature and basis of said assertion and the amount thereof, to the extent known.

                  (b) If any action, suit or proceeding is brought against the Indemnified Party, with respect to which the Indemnifying Party may have liability under the indemnity agreement contained in Section 12.2 hereof, the action, suit or proceeding will, upon the written agreement of the Indemnifying Party that it is obligated to indemnify under the indemnity agreement contained in Section 12.2 hereof, be defended (including all proceedings on appeal or for review which counsel for the defendant shall deem appropriate) by the Indemnifying Party. The Indemnified Party will have the right to employ its own counsel in any such case, but the fees and expenses of such counsel will be at the expense of such Indemnified Party unless (1) the employment of such counsel is authorized by the Indemnifying Party in connection with the defense of such action, suit or proceeding,
         (2) the Indemnifying Party does not agree, promptly after the notice to it provided in subsection (a) above, that it is obligated to indemnify under the indemnity agreement contained in Section 12.2 hereof or (3) such Indemnified Party reasonably concludes that such action, suit or proceeding involves to a significant extent matters beyond the scope of the indemnity agreement contained in Section 12.2 hereof, or that there may be defenses available to it which are different from or additional to those available to the Indemnifying Party, in any of which events the Indemnifying Party will not have the right to direct the defense of such action, suit or proceeding on behalf of the Indemnified Party and that portion of such fees and expenses reasonably related to matters covered by the indemnity agreement contained in Section 12.2 hereof will be borne by the Indemnifying Party. The Indemnified Party will be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is so represented. The Indemnifying Party will make available to the Indemnified Party and its attorneys and accountants all books and records of the Indemnifying Party relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

                  (c) The Indemnifying Party will not make any settlement of any claims without the written consent of the Indemnified Party.

         12.4 REMEDIES CUMULATIVE. The remedies provided for in this Article 12 are cumulative and will not preclude assertion by the Indemnified Party of any other rights or the seeking of any other remedies against the Indemnifying Party.

         12.5 RECOVERIES. In the event an Indemnified Party subsequently receives payment (including, without limitation, proceeds of insurance and payments on accounts receivable) with respect to a matter for which it has been indemnified by the Indemnifying Party, the Indemnified Party will promptly pay the amount of such payment up to the indemnification received, to the Indemnifying Party.




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         12.6 CHARACTERIZATION. Any amounts paid by an Indemnifying Party to an
Indemnified Party pursuant to this Article 12 shall be treated for all Tax purposes as adjustments to the Cash Purchase Price.

                                   ARTICLE 13
                                  MISCELLANEOUS

         13.1 EXPENSES; TRANSFER TAXES. All fees, costs and expenses incurred by Seller or Parent in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, legal and accounting fees and expenses, will be borne by Seller or Parent. All fees and expenses incurred by Buyer in connection with this Agreement will be borne by Buyer. All sales taxes and all registration, recording or transfer taxes which may be payable in connection with the transactions contemplated by this Agreement will be borne by Seller or Parent.

         13.2 PARTIES IN INTEREST. This Agreement is not assignable by any party without the prior written consent of the other parties, except that without relieving Buyer of any of its obligations under this Agreement, Buyer may assign this Agreement to any affiliate of Buyer. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the respective successors, heirs, legal representatives and permitted assigns of the parties hereto. This Agreement constitutes an agreement among the parties hereto and none of the agreements, covenants, representations or warranties contained herein is for the benefit of any third party not a party to this Agreement.

         13.3 ENTIRE AGREEMENT; AMENDMENTS. This Agreement (including the Schedules and Exhibits attached hereto) contains the entire understanding of the parties with respect to its subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof except certain survival provisions of that letter of intent dated September 26, 2001. This Agreement may be amended only by a written instrument duly executed by the parties, and any condition to a party's obligations hereunder may only be waived in writing by such party.

         13.4 HEADINGS. The article and section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

         13.5 NOTICES. All notices, claims, certificates, requests, demands and other communications hereunder will be in writing and shall be deemed given if delivered personally, if mailed (by registered or certified mail, return receipt requested and postage prepaid), if sent by reputable overnight courier service for next business day delivery, or if sent by facsimile transmission, as follows:

                  if to Seller or Parent:              iExalt
                                                       12000 Aerospace Ave.
                                                       Suite 375

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

                                                       Houston, TX  77034

                  with a copy to:                      James (Wes) Christian
                                                       Christian and Smith
                                                       2302 Fannin, Ste. 500
                                                       Houston, TX  77002


                  if to Buyer:                         UMC Ten Broeck, Inc.
                                                       603 Main St.
                                                       Windermere, FL  34786
                                                       Attn: Kevin Barkman

                  with a copy to:                      Ogden Newell & Welch PLLC
                                                       500 W. Jefferson St.
                                                       Suite 1700
                                                       Louisville, KY  40202
                                                       Attn: Scott W. Brinkman

                  if to Donald Sapaugh:                204 Century Drive
                                                       Friendswood, TX  77546

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication will be effective on the date of receipt (or, if received on a non-business day, on the first business day after the date of receipt).

         13.6 PUBLICITY. The parties agree that, except as otherwise required by law, the issuance of any reports, statements or releases pertaining to this Agreement or the transactions contemplated hereby will require mutual consent of Seller and Buyer.

         13.7 COUNTERPARTS. This Agreement may be signed in any number of counterparts and by different parties in separate counterparts, each of which will be deemed an original instrument, but all of which together will constitute one agreement. This Agreement will become effective when one or more counterparts have been signed and delivered by the parties. Any party may deliver an executed copy of this Agreement (and an executed copy of any documents contemplated by this Agreement) by facsimile transmission to another party, and such delivery will have the same force and effect as any other delivery of a manually signed copy of this Agreement (or such other document).

         13.8 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Florida.

         13.9 GENDER. Any reference to a particular gender will be deemed to include all other genders unless the context otherwise requires.

         13.10 WAIVERS. Any provision of this Agreement may be waived only by a written instrument executed by the party to be charged with such waiver. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

         13.11 DEFINED TERMS. Throughout this Agreement various terms have been defined by being enclosed in quotation marks, usually in parentheses, and used with their initial letters capitalized. Unless the context otherwise requires, such defined terms will have their designated meaning whenever used in this Agreement or any attached schedules. Unless an express reference is made to a different document, all references to a Section or Article shall be understood to refer to the indicated Section or Article of this Agreement, and all references to a Schedule or Exhibit shall be understood to refer to the indicated Schedule or Exhibit attached to this Agreement.

         13.12 TIME. Time is of the essence to the performance of the obligations set forth in this Agreement.

         13.13 CONSTRUCTION. This Agreement is the result of negotiations between the parties. No provision of this Agreement shall be construed against a party because of such party's role as the drafter of the provision.

         13.14 ATTORNEYS FEES. If there is any litigation or arbitration proceeding between the parties related to this Agreement or the transactions contemplated by this Agreement, the prevailing party will be entitled to recover all reasonable costs and expenses (including, without limitation, reasonable attorneys', accountants' and other professional fees and expenses).

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.

SELLER:                             PREMIERCARE, LLC


                                    By:     /s/ Charles Caperton
                                       -------------------------------------
                                    Title:     President, PremierCare, LLC
                                          ----------------------------------


PARENT:                             iEXALT



                                    By:    /s/ Donald W. Sapaugh
                                       -------------------------------------
                                    Title:     CEO, iExalt, Inc.
                                          ----------------------------------





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

BUYER:                              UMC TEN BROECK, INC.



                                    By:   Kevin Barkman
                                       -------------------------------------
                                          Kevin Barkman, Executive Vice
                                          President and Secretary


DONALD W. SAPAUGH JOINS IN THIS AGREEMENT INDIVIDUALLY FOR THE PURPOSES SET FORTH IN SECTIONS 7.8 AND 7.9:


   /s/ Donald W. Sapaugh
----------------------------------------------
Donald W. Sapaugh, Individually














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